Exhibit 99.1

MBIA Inc. Reports 42 Percent Increase in First Nine Months Net Income
Per Share

    ARMONK, N.Y.--(BUSINESS WIRE)--Nov. 4, 2003--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that diluted earnings per share increased 42 percent in the first nine months to $4.36 from $3.08 in last year's first nine months. Net income for the first nine months was $631.6 million compared with $457.7 million in the same period last year, a 38 percent increase.
    Third quarter diluted earnings per share increased 19 percent to $1.31 from $1.10. Net income for the third quarter rose 17 percent to $190.4 million from $162.7 million in last year's third quarter.




Diluted earnings per share information
--------------------------------------
                                            Three Months  Nine Months
                                               Ended         Ended
                                            September 30  September 30
                                           ------------- -------------

                                            2003   2002   2003   2002
                                           ------ ------ ------ ------
Net income                                 $1.31  $1.10  $4.36  $3.08
   Cumulative effect of accounting change   0.00   0.00   0.00  (0.05)
                                           ------ ------ ------ ------
Net income before accounting change         1.31   1.10   4.36   3.14

   Net realized gains                       0.08   0.01   0.31   0.01
   Change in fair value of derivative
    instruments                             0.00  (0.04)  0.47  (0.05)
                                           ------- ------ ----- ------
Operating income (1)                       $1.23  $1.13  $3.58  $3.18

(1)  A non-GAAP measure which is comparable to First Call estimates



    MBIA's book value per share at September 30, 2003 increased to $42.24 from $37.95 at December 31, 2002, up 11 percent due to the growth in net income and the unrealized appreciation on the company's investment portfolio. Adjusted book value (ABV) per share, a non-GAAP measure, at September 30, 2003 rose 11 percent to $57.34 from $51.77 at December 31, 2002. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.
    Gary Dunton, MBIA president, said, "MBIA posted record top line production driven by very strong results from our domestic and international public finance operations. We are pleased that we were able to achieve this growth while maintaining our stringent underwriting and pricing standards. Strong demand for our guarantee continues unabated in the global capital markets."

    Insurance Operations

    Adjusted direct premium (ADP) for the first nine months of 2003 increased 33 percent to $1.2 billion from $890.9 million in the first nine months of 2002, driven by MBIA's domestic and international public finance business. ADP, a non-GAAP measure, includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded.




Adjusted Direct Premium
(dollars in millions)

                       Three Months                Nine Months
                          Ended                       Ended
                       September 30                September 30
                 ------------------------- ---------------------------

                  2003    2002   % Change     2003    2002   % Change
                 ------- ------- --------- --------- ------- ---------
Public Finance
  United States  $153.1  $101.2        51    $502.5  $287.5        75
  Non-United
   States         195.1   151.3        29     255.0   161.0        58
                 ------- ------- --------- --------- ------- ---------
          Total   348.2   252.5        38     757.5   448.5        69

Structured Finance
  United States   127.6   121.5         5     240.7   328.1       (27)
  Non-United
   States          92.6    57.0        62     182.6   114.3        60
                 ------- ------- --------- --------- ------- ---------
          Total   220.2   178.5        23     423.3   442.4        (4)

          Total  $568.4  $431.0        32  $1,180.8  $890.9        33



    Public finance showed strong growth for the first nine months of the year with a 69 percent increase in ADP over last year's first nine months due to strong business production in both U. S. and international operations. U.S. production continued to be driven by a record new issuance market and insured penetration levels in excess of 50 percent. Credit quality for public finance remained very high, with 88 percent of insured business written rated Single-A or above in the first nine months of 2003.
    Structured finance ADP declined 4 percent for the first nine months due to lower U.S. business volume, which was partially offset by a strong performance in international structured finance operations. MBIA has remained very selective throughout 2003 in insuring mortgage and consumer asset-backed transactions due to generally unattractive market pricing and credit terms. In structured finance, 70 percent of insured business written in the first nine months of 2003 was rated Single-A or higher.
    Net premiums written for the first nine months of 2003 rose a very strong 59 percent to $771.5 million from $484.2 million due to increased new business activity as well as a lower reinsurance cession rate. Total earned premium rose 25 percent to $541.2 million from $431.4 million. Strong levels of new business written over the last 12 months resulted in a 19 percent increase in scheduled premiums earned over last year's first nine months. Earned premiums from refundings were up 70 percent to $90.2 million in the first nine months of 2003 due to a large increase in municipal issuance.
    Pre-tax net investment income in the first nine months of 2003 was $320.5 million compared with $323.5 million in the same period of 2002. An 11 percent increase in invested assets helped offset the impact of a low-yield environment as well as the impact of the company's decision in the fourth quarter of 2002 to shorten the duration of its investment portfolio. After-tax net investment income in the first nine months of 2003 decreased by 3 percent to $256.1 million, compared with $264.4 million in the first nine months of last year.
    MBIA's advisory fees in the first nine months of 2003 were up 12 percent to $42.9 million from $38.3 million during the same period of 2002. The increase was a result of greater new business production as well as fees related to ongoing insured portfolio management activities.
    Insurance operating expenses were up 21 percent for the first nine months of 2003. The increase was a result of costs associated with higher levels of new business activity, a previously announced reallocation of certain expenses between the company's various business segments and a nonrecurring expense in the second quarter to establish a new conduit, Toll Road Funding Plc. Excluding the change in the allocation of expenses among business segments and the nonrecurring conduit expenses, operating expenses increased 7 percent for the first nine months of 2003, in line with the company's 5-7 percent long-term goal.
    The statutory expense ratio for insurance operations was 12.8 percent for the first nine months, compared to 18.2 percent in the first nine months of 2002 due primarily to a significant increase in net premiums written.
    MBIA's pre-tax operating income from insurance operations rose 13 percent to $730.4 million from $648.8 million in last year's first nine months.

    Risk Management and Loss Reserves

    The company incurred $54.1 million in loss and loss adjustment expenses in the first nine months of 2003, a 19 percent increase compared with $45.4 million in last year's first nine months. The growth was driven by an increase in scheduled earned premium, which is the basis for the company's loss reserve formula. Total case-incurred activity was $44.5 million in the first nine months of 2003, which primarily included additional case reserves for MBIA's guaranteed tax lien portfolios and accretion on reserves previously established for the company's Allegheny Health, Education and Research Foundation (AHERF) exposure.
    The company's insured portfolio rated below investment grade showed modest improvement during the third quarter of 2003. As expected, a substantial portion of the company's exposure to Providian credit card securitizations was restored to investment grade during the quarter, more than offsetting downgrades to part of the Eurotunnel transaction and to the City of Pittsburgh's general obligation debt, neither of which the company expects to result in losses. Other significant below investment grade credits displayed generally positive developments during the third quarter. The company's exposure to bonds issued by Southern California Edison was upgraded by Fitch during the quarter and is on watch for upgrade by S&P and Moody's. Pacific Gas & Electric is expected to emerge from bankruptcy with investment grade ratings in early 2004. Spread levels improved in the company's insured Metris Master Trust exposure, and Metris itself successfully achieved several important corporate goals.
    In addition, the Port Authority of N.Y. and N.J. reached an agreement in principle with New York City extending for an additional 35 years the lease that governs the two New York City airports. Once the agreement is finalized, the Port Authority will be in a position to renegotiate and extend the sub-leases with airlines at JFK Air Terminal 4. The extension of the sub-lease will allow for a refunding of all or part of the existing bond debt. The expectation of the Port Authority and its advisor is that such an offering will receive an investment grade rating and/or restore any remaining outstanding bonds to an underlying investment grade status.
    In October, the Delaware District Court granted MBIA's motion for summary judgment and ordered Royal Indemnity Company (Royal) to pay all claims under its policies. MBIA filed a lawsuit in July 2002 to seek enforcement of eight insurance policies issued by Royal that guaranteed vocational loans originated by Student Finance Corporation. While Royal has indicated that they will appeal the order, MBIA expects that the order will be upheld on appeal. As part of the appeals process, which the company expects to be initiated quickly, Royal is expected to post security to secure the judgment. A copy of the District Court's order and its opinion in support of the order are available at MBIA's Web site, along with all other key documents related to the litigation.

    Investment Management Services

    MBIA's asset management business continues to show improving results, due to solid performance in the company's fixed-income businesses. The market value of quarterly average assets under management was $36.6 billion for the third quarter of 2003, up 4 percent from $35.2 billion for the third quarter of 2002 and up 2 percent, on a sequential basis, from $35.8 billion for the second quarter of 2003.
    Quarterly average assets supporting the investment agreement and medium-term note businesses grew to $9.4 billion for the third quarter of 2003 from $8.8 billion for the second quarter, a 7 percent increase. Quarterly average third party fixed-income assets under management were $14.5 billion for the third quarter of 2003, up slightly from the $14.4 billion of assets under management for this year's second quarter. Quarterly average assets of MBIA's insurance investment portfolio rose to $9.1 billion in the third quarter of 2003 from $8.8 billion in the second quarter of this year. Quarterly average equity assets under management continued to decline, from $3.7 billion for the second quarter of 2003 to $3.4 billion for the third quarter of 2003.
    Although pre-tax operating income for Investment Management Services of $37.7 million was down 1 percent for the first nine months of 2003, third quarter results were substantially better, as pre-tax operating income increased 16 percent, to $14.1 million from $12.1 million in the third quarter of 2002. Based on the continued solid performance of the company's fixed-income businesses, the company remains optimistic that this segment will end 2003 matching or exceeding 2002's full year results.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first nine months increased 16 percent to $53.4 million from $46.0 million in the same period last year. A 24 percent increase in interest expense resulting from additional debt issued in the third quarter of 2002 was only partially offset by a reduction in corporate expenses.

    Gains and Losses

    In the first nine months of 2003, MBIA recorded net realized gains of $69.0 million, compared with net realized gains of $1.2 million in the first nine months of 2002, from the sale of certain assets to reduce the duration of its investment portfolio in 2003. The company has largely completed the shortening of its portfolio duration, which now stands at 5.5 years.
    The company recorded pre-tax net unrealized gains of $104.2 million for the first nine months of 2003 on its derivative exposure, compared with pre-tax net unrealized losses of $11.5 million for the first nine months of 2002. This $0.47 per share mark-to-market unrealized gain was primarily attributable to insured synthetic CDOs, reflecting the impact of tighter credit spreads in the investment grade bond market in the first nine months of 2003.

    Share Repurchase

    The company repurchased 1.5 million shares during the first nine months of the year at an average cost of $39.61 per share.
Approximately 2.1 million shares remain in the company's 11.3 million share buyback program.

    Corporate Developments

    As was previously announced, MBIA is in discussions with Renaissance Re Holding Ltd., Koch Financial Corporation and PartnerRe Ltd. regarding the formation of a new Bermuda-based financial guarantee reinsurance company, Channel Re. The company is optimistic that Channel Re will be fully operational by year end.
    On September 30, 2003, MBIA purchased the equity and acquired all controlling interests of Triple-A One Funding Corp., Meridian Funding Company, LLC and Polaris Funding Company, LLC, and consolidated these multi-seller conduits it administers in its financial statements.
    Given the FASB's deferral of the effective date of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," MBIA consolidated the conduits in accordance with SFAS 94, "Consolidation of All Majority-Owned Subsidiaries" by acquiring controlling financial interests through the direct ownership of a majority of the voting interests of each conduit. As a result of the consolidation, MBIA has included the gross assets and liabilities of each conduit on its balance sheet, which consist primarily of various types of investments and both medium and short-term debt. Revenues and expenses of the conduits, subsequent to their acquisition date, will be included in the consolidated income statement of the company. Excluding unrealized gains or losses from derivative instruments, MBIA does not expect its net income to change materially as a result of the consolidation of the conduits due to the inconsequential level of residual profits of these entities.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EST. The conference call will consist of brief comments by Neil G. Budnick, the Company's chief financial officer, followed by a question and answer session. The conference call will be web cast live on MBIA's Web site at http://investor.mbia.com (then select "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for outside the United States. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, unrealized gains and losses on derivatives contracts and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
    Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.
    Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.





                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------

                        (dollars in thousands)

                                           September 30,  December 31,
                                               2003          2002
                                           -------------  ------------
Assets
--------------------------
 Investments:
  Fixed-maturity securities held as
   available-for-sale at fair value
   (amortized cost $7,731,468 and
    $7,555,978)                             $8,285,233     $8,093,650
  Short-term investments                     1,173,726        687,238
  Other investments                            264,449        212,673
                                           ------------   ------------
                                             9,723,408      8,993,561
  Investment agreement and medium-term
   note portfolios held as
   available-for-sale at fair value
   (amortized cost $8,081,831 and
   $7,080,870)                               8,457,159      7,433,615
  Investment agreement portfolio pledged
   as collateral at fair value (amortized
   cost $739,493 and $646,287)                 757,270        667,854
  Conduit investments held-to-maturity       9,031,476            ---
                                           ------------   ------------
   Total investments                        27,969,313     17,095,030

 Cash and cash equivalents                     153,173         83,218
 Accrued investment income                     240,516        215,265
 Deferred acquisition costs                    309,483        302,222
 Prepaid reinsurance premiums                  538,707        521,641
 Reinsurance recoverable on unpaid losses       63,495         43,828
 Goodwill                                       90,041         90,041
 Property and equipment (net of accumulated
  depreciation)                                123,905        128,441
 Receivable for investments sold               313,062         91,767
 Derivative assets                             233,850        191,755
 Other assets                                  100,527         88,893
                                           ------------   ------------
  Total assets                             $30,136,072    $18,852,101
                                           ============   ============

Liabilities and Shareholders' Equity
----------------------------------------
 Liabilities:
  Deferred premium revenue                  $3,014,781     $2,755,046
  Loss and loss adjustment expense
   reserves                                    561,072        573,275
  Investment agreement and medium-term
   note obligations                          8,480,068      7,230,562
  Securities sold under agreements to
   repurchase                                  626,092        539,561
  Conduit debt obligations                   8,585,600            ---
  Short-term debt                               39,823            ---
  Long-term debt                             1,013,255      1,033,070
  Current income taxes                          30,343         17,648
  Deferred income taxes                        525,036        471,534
  Deferred fee revenue                          22,430         24,838
  Payable for investments purchased            358,495         58,436
  Derivative liabilities                       404,612        309,749
  Other liabilities                            388,285        345,031
                                           ------------   ------------
   Total liabilities                        24,049,892     13,358,750

 Shareholders' Equity:
  Common stock                                 153,343        152,555
  Additional paid-in capital                 1,281,359      1,239,313
  Retained earnings                          4,440,290      3,895,112
  Accumulated other comprehensive
   income                                      605,708        541,250
  Unallocated ESOP shares                           ---          (653)
  Unearned compensation - restricted stock     (13,818)       (12,646)
  Treasury stock                              (380,702)      (321,580)
                                           ------------   ------------
   Total shareholders' equity                6,086,180      5,493,351

  Total liabilities and shareholders'
   equity                                  $30,136,072    $18,852,101
                                           ============   ============






                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)

                      Three Months Ended         Nine Months Ended
                         September 30               September 30
                     ----------------------- -------------------------
                        2003        2002         2003         2002
                     ---------- ------------ ------------ ------------
Insurance operations
 Revenues:
  Gross premiums
   written            $346,052     $237,753     $961,293     $630,337
  Ceded premiums       (70,095)     (57,661)    (189,785)    (146,131)
                     ---------- ------------ ------------ ------------
   Net premiums
    written            275,957      180,092      771,508      484,206

  Scheduled premiums
   earned              158,784      129,401      451,025      378,469
  Refunding premiums
   earned               35,574       25,199       90,184       52,938
                     ---------- ------------ ------------ ------------
   Premiums earned     194,358      154,600      541,209      431,407

  Net investment
   income              106,328      108,975      320,477      323,544
  Advisory fees         12,272       18,962       42,916       38,306
                     ---------- ------------ ------------ ------------
   Total insurance
    revenues           312,958      282,537      904,602      793,257

 Expenses:
  Losses and LAE
   incurred             19,052       15,528       54,122       45,416
  Amortization of
   deferred
   acquisition costs    15,354       12,799       42,755       34,944
  Operating             24,315       21,800       77,276       64,092
                     ---------- ------------ ------------ ------------
   Total insurance
    expenses            58,721       50,127      174,153      144,452

 Insurance income      254,237      232,410      730,449      648,805
                     ---------- ------------ ------------ ------------

Investment management
 services
  Revenues              29,918       27,534       85,526       83,112
  Expenses              15,782       15,387       47,855       45,095
                     ---------- ------------ ------------ ------------
 Investment management
  services income       14,136       12,147       37,671       38,017
                     ---------- ------------ ------------ ------------

Municipal services
 Revenues                6,672        5,986       20,133       17,585
 Expenses                6,420        5,887       19,702       17,293
                     ---------- ------------ ------------ ------------
 Municipal
  services income          252           99          431          292
                     ---------- ------------ ------------ ------------

Corporate
 Net investment income   2,179        2,565        6,760        6,825
 Interest expense       16,983       15,141       50,864       40,931
 Corporate expenses      2,294        4,646        9,341       11,907
                     ---------- ------------ ------------ ------------
 Corporate loss        (17,098)     (17,222)     (53,445)     (46,013)
                     ---------- ------------ ------------ ------------

Gains and losses
 Net realized gains     17,979        1,558       68,958        1,161
 Change in fair value
  of derivative
  instruments              872       (8,833)     104,213      (11,496)
                     ---------- ------------ ------------ ------------
 Net gains and losses   18,851       (7,275)     173,171      (10,335)
                     ---------- ------------ ------------ ------------

Income before income
 taxes                 270,378      220,159      888,277      630,766

Provision for income
 taxes                  79,993       57,424      256,712      165,332
                     ---------- ------------ ------------ ------------

Income before
 cumulative effect
 of accounting
 change                190,385      162,735      631,565      465,434

 Cumulative effect of
  accounting change        ---          ---          ---       (7,731)
                     ---------- ------------ ------------ ------------

Net income            $190,385     $162,735     $631,565     $457,703
                     ========== ============ ============ ============

Net income per
 common share:
  Basic                  $1.33        $1.11        $4.40        $3.11
  Diluted                $1.31        $1.10        $4.36        $3.08

Weighted-average
 common shares
 outstanding:
  Basic            143,256,514  146,526,405  143,474,181  147,376,950
  Diluted          145,119,028  147,328,961  144,994,227  148,427,920






                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
(in millions)
----------------------------------------------------------------------

                                      Three Months      Nine Months
                                         Ended             Ended
                                      September 30      September 30
                                    --------------- ------------------
                                      2003    2002     2003     2002
                                    ------- ------- ---------  -------

Adjusted direct premiums            $568.4  $431.0  $1,180.8   $890.9

    Adjusted premiums assumed          0.0    (0.1)     31.8      6.0

                                    ------- ------- ---------  -------
Adjusted gross premiums              568.4   430.9   1,212.6    896.9

    Present value of estimated
     future installment premiums(1) (377.7) (327.6)   (678.0)  (619.8)

                                    ------- ------- ---------  -------
Gross upfront premiums written       190.7   103.3     534.6    277.1

    Gross installment premiums
     received                        155.4   134.4     426.7    353.2

                                    ------- ------- ---------  -------
Gross premiums written              $346.1  $237.7    $961.3   $630.3
                                    ======= ======= =========  =======

(1) The first three quarters of 2003 were discounted at 5.6%, 5.3% and 5.1%, respectively, while 2002 was discounted at 9.0%.


Components of Net Income per Share
-----------------------------------

                                      Three Months      Nine Months
                                         Ended             Ended
                                      September 30      September 30
                                    --------------- ------------------
                                      2003    2002      2003     2002
                                    ------- ------- ---------  -------

Net income                           $1.31   $1.10     $4.36    $3.08

    Cumulative effect of accounting
     change                           0.00    0.00      0.00    (0.05)
                                    ------- ------- ---------  -------

Net income before accounting change   1.31    1.10      4.36     3.14

    Net realized gains                0.08    0.01      0.31     0.01

    Change in fair value of
     derivative instruments           0.00   (0.04)     0.47    (0.05)
                                    ------- ------- ---------  -------

Operating income                     $1.23   $1.13     $3.58    $3.18
                                    ======= ======= =========  =======






                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                 September 30, 2003  December 31, 2002
                                  -----------------  -----------------

Book value                                  $42.24             $37.95
After-tax value of:
    Deferred premium revenue      13.60              12.38
    Prepaid reinsurance premiums  (2.43)             (2.34)
    Deferred acquisition costs    (1.40)             (1.36)
                                  ------             ------
       Net deferred premium
        revenue                               9.77               8.68
    Present value of installment
     premiums  (1)                            8.28               5.84
    Unrealized losses on investment
     contract liabilities                    (0.63)             (0.70)
    Loss provision (2)                       (2.32)                --
                                        -----------        -----------
Adjusted book value                         $57.34             $51.77
                                        ===========        ===========

(1) The first three quarters of 2003 were discounted at 5.6%, 5.3% and 5.1%, respectively, while 2002 was discounted at 9.0%.

(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.



                   CONSOLIDATED INSURANCE OPERATIONS
----------------------------------------------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------

(dollars in millions)                     September         December
                                          30, 2003          31, 2002
                                        -------------      -----------

    Capital and surplus                   $3,528.0           $3,158.0
    Contingency reserve                    2,343.1            2,276.8
                                        -----------        -----------

        Capital base                       5,871.1            5,434.8

    Unearned premium reserve               2,997.9            2,774.1
    Present value of installment
     premiums  (1)                         1,835.6            1,300.1
                                        -----------        -----------

        Premium resources                  4,833.5            4,074.2

    Loss and loss adjustment expense
     reserves                                203.4              244.9
    Standby line of credit/stop loss       1,460.8            1,260.8
                                        -----------        -----------

        Total claims-paying resources    $12,368.8          $11,014.7
                                        ===========        ===========


    Net debt service outstanding        $818,492.3         $781,589.4

    Capital ratio (2)                        139:1              144:1

    Claims-paying ratio (3)                   77:1               82:1

(1) The first three quarters of 2003 were discounted at 5.6%, 5.3% and 5.1%, respectively, while 2002 was discounted at 9.0%.

(2) Net debt service outstanding divided by the capital base.

(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and standby line of credit/stop loss.

    CONTACT: For MBIA Inc.
             Michael C. Ballinger, 914-765-3893